BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JANUARY 31, 2019

1.            Date, Time and Place: Meeting held on January 31, 2019, at 01:00 p.m., in São Paulo City, São Paulo State, at BRF S.A.’s (“Company”) office located at Avenida das Nações Unidas 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”), Mr. Francisco Petros Oliveira Lima Papathanasiadis, hereby represented by Mr. Walter Malieni (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”) and Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) JP Morgan Advance on Exchange Contract; and (ii) Refinancing Santander.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       JP Morgan Advance on Exchange Contract. The members of the Board of Directors, under the terms of Article 23, item (xxxiii) of the Bylaws, approved, by unanimous votes of the present members, the contracting, by the Company, of a line of credit with JP Morgan bank, under the modality Advance on Exchange Contract (“Adiantamento de Contrato de Câmbio”), in the total amount of US$25,000,000.00 (twenty five million dollars), with maturity of up to 1 (one) year.

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on January 31, 2019.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON JANUARY 31, 2019

5.2.       Refinancing Santander. The members of the Board of Directors, under the terms of Article 23, item (xxxiii) of the Bylaws, approved, by unanimous votes of the present members, the refinancing, by the Company, of two lines of credit contracted with Santander bank under the modalities Rural Product Note (“Cédula de Produto Rural Financeira”) and Rural Credit Note (“Nota de Crédito Rural”), in the new total amount of up to R$700,000,000.00 (seven hundred million Brazilian reais), with final maturity on February, 2020.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 91 to 93, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, January 31, 2019.

Cristiana Rebelo Wiener Secretary

Minutes of the Extraordinary Meeting of the Board of Directors of BRF S.A. held on January 31, 2019.